Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Feb. 17, 2017

Media Contact:	Investor Contact:
Melanie Moir	Chris Liddle
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7458

Portland General Electric reports 2016 financial results and initiates 2017 earnings guidance

•	Full-year 2016 financial results in line with revised guidance

•	Initiating 2017 earnings guidance of $2.20 to $2.35 per diluted share

•	Plans to file a 2018 General Rate Case with the Oregon Public Utility Commission by the end of February

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $193 million, or $2.16 per diluted share, for the year ended Dec. 31, 2016. This compares with $172 million, or $2.04 per diluted share, for 2015. Net income was $61 million, or 68 cents per diluted share, for the fourth quarter of 2016 compared with $51 million, or 57 cents per diluted share, for the comparable period of 2015. Looking forward, the company is initiating full-year 2017 earnings guidance of $2.20 to $2.35 per diluted share.

“I’m very proud of our operational and financial performance, despite the impact of lower retail loads associated with warmer than normal temperatures and wind generation below our forecast that resulted in a return on equity lower than our currently allowed return,” said Jim Piro, president and CEO. “We brought Carty Generating Station into service, and since then it has achieved an exceptional availability for a newly commissioned plant. We also filed our 2016 Integrated Resource plan, which reflects our plans for a more renewable, reliable and affordable energy future for our customers.”

2016 earnings compared to 2015 earnings

Annual earnings per diluted share increased year over year due to incremental earnings from the additional investment in Carty, strong power supply operations including more favorable wind and hydro conditions, and higher production tax credits. These factors were partially offset by higher operating and maintenance expense in 2016 over 2015, depreciation expense and carrying costs related to incremental construction costs for Carty of approximately $120 million as of year-end not included in customer prices and an increase in the average common share count in 2016 over 2015. Solid economic conditions and strong load growth in the fourth quarter in the high-tech manufacturing sector contributed to weather-adjusted load growth of approximately one percent for the year, excluding one large paper customer which ceased operations in late 2015.

Company Updates

2018 General Rate Case

By the end of February, PGE plans to file a 2018 General Rate Case (GRC) with the Oregon Public Utility Commission (OPUC). This filing will be based on a 2018 test year and include investments related to keeping PGE’s system safe, reliable and secure.

“We realize the impact price increases can have on our customers, and do not make this request lightly,” said Piro. “We continue to invest in our system to ensure its safety, reliability, and security in delivering power to our customers. Our efforts include replacing assets at the end of their useful life, strengthening our system to better prepare for storms, earthquakes, cyber-attacks and other potential threats as well as investments in operational changes that will integrate more renewable resources and enhance system reliability.”

Regulatory review of the 2018 GRC will occur throughout 2017, with a final order expected to be issued by the OPUC by the end of December 2017.

Integrated Resource Planning

On November, 15, 2016, PGE filed its 2016 IRP with the Oregon Public Utility Commission, including a four-year Action Plan that calls for a minimum of 135 MWa of cost-effective energy efficiency, 77 MW of demand response, and the addition of approximately 175 MWa of qualifying renewable resources. The plan also identifies a need for up to 850 MW of capacity resources, including 375-550 MW of long-term dispatchable resources and up to 400 MW of annual (or seasonal equivalent) capacity resources, to meet reliability needs.

As part of OPUC’s public review process, PGE is preparing responses to comments provided by OPUC staff, consumer advocates, environmental groups and other stakeholders. Additional rounds of comments, responses and workshops will follow as PGE works to address stakeholder questions and identify the best strategy for achieving a renewable, reliable, affordable energy future for its customers. The company continues to target mid-2017 for acknowledgement of the plan.

Upon acknowledgment, PGE will request approval from the OPUC to issue one or more request for proposals (RFPs) to acquire capacity and renewable resources. “We will be seeking the best combination of resources, consistent with the acknowledged IRP Action Plan, to meet our customers’ future energy and capacity needs,” said Piro. “We have no predetermined outcome in the RFP process and will, along with the independent evaluator, analyze a variety of resource proposals to determine the portfolios with the best overall balance of cost and risk.” Resource options could include hydro, wind, solar, geothermal, biomass, efficient combined-cycle natural gas fired facilities, and generic capacity facilities such as seasonal contracts, power purchase agreements, energy storage, and combustion turbines. The RFP process will include oversight by an independent evaluator and review by the OPUC.

2016 Annual Operating Results

Earnings Reconciliation of 2015 to 2016
($ in millions, except EPS)	Pre-Tax Income	Net Income(1)	Diluted EPS
Reported 2015	$217	$172	$2.04
Adjustment for change in share count(2)			(0.11)
EPS After share count adjustment			1.93
Revenue Adjustments
Electric retail price increase	49	30	0.33
Electric volume decrease	(38)	(23)	(0.26)
Change in decoupling collection/(refund)	10	6	0.07
Electric wholesale volume and price increase	15	9	0.10
Other revenue adjustments	(11)	(7)	(0.07)
Change in Revenue	25	15	0.17
Power Cost Adjustments
Average power cost decrease	50	31	0.34
Increase in total system load	(8)	(5)	(0.05)
Other	2	1	0.01
Change in Power Costs	44	27	0.30
O&M Adjustments
Generation, transmission, distribution	(20)	(12)	(0.13)
Administrative and general	(6)	(3)	(0.04)
Change in O&M	(26)	(15)	(0.17)
Other Item Adjustments
Depreciation & amortization	(16)	(10)	(0.11)
Other Items	(1)	(1)	(0.01)
Production Tax Credits		3	0.03
Change in Other Tax Items		2	0.02
Change in Other Items	(17)	(6)	(0.07)
Reported 2016	$243	$193	$2.16
(1) After tax adjustments based on PGE’s statutory tax rate of 39.5%
(2) Diluted share count increased in June 2015 with an equity issuance of 10.4 million additional shares

Revenues increased $25 million, or 1.3%, in 2016 compared with 2015 as a result of the items discussed below.

Total retail revenues increased $8 million, or 0.5%, in 2016 compared with 2015, primarily due to the net effect of the following:

•	A $49 million increase resulting from price changes, as authorized by the OPUC, including Carty going into service and into customer prices in mid-2016, as a result of the Company’s 2016 GRC;

•	A $10 million increase resulting from the Decoupling mechanism, as an estimated $3 million collection was recorded in 2016 compared to a refund in 2015;

•
A $5 million increase due to a lower amount of customer credits related to tax credits in connection with operation of the ISFSI at the former Trojan nuclear power plant site. Such credits are directly offset in depreciation and amortization expense; and

•	A $5 million overall increase due to various other largely offsetting tariff changes and adjustments; partially offset by

•
A $38 million decrease in revenues related to a 2.1% decrease in retail energy deliveries, consisting of 8.4% and 0.7% decreases in industrial and commercial deliveries, respectively, partially offset by a 0.3% increase in residential deliveries; and

•
A $23 million decrease related to the collection from customers during 2015 of costs associated with previous capital project deferrals, with no comparable collection in 2016. This decrease in revenues is largely offset by a comparable decrease in depreciation and amortization expense.

Wholesale revenues result from sales of electricity to utilities and power marketers made in the Company’s efforts to secure reasonably priced power for its retail customers, manage risk, and administer its current long-term wholesale contracts. Such sales can vary significantly from year to year as a result of economic conditions, power and fuel prices, hydro and wind availability, and customer demand.

In 2016, the $15 million, or 17%, increase in wholesale revenues from 2015 consisted of a $27 million increase related to 31% greater wholesale sales volume partially offset by a $12 million decrease related to 11% lower average wholesale market prices.

Other operating revenues increased $2 million, or 6%, in 2016 from 2015, primarily due to a $2 million increase in resale of unneeded natural gas in combination with several smaller, rather offsetting items including revenues from broadband fiber deployment and steam sales.

Net variable power costs decreased $59 million for 2016 compared with 2015. The decrease attributable to changes in Purchased power and fuel expense was the result of an 8% decline in the average variable power cost per MWh, offset slightly by a 1% increase in total system load. The decrease in actual NVPC was also driven by a 31% increase in the volume of wholesale energy deliveries as the Company’s retail load requirement decreased in 2016, largely due to the effects of weather, which resulted in a greater portion of its system load being sold into the wholesale market. The increase was partially offset by an 11% decrease in the average price per MWh of wholesale power sales. The 2016 GRC had anticipated a decrease of approximately $31 million in NVPC from the 2015 baseline, with customer prices set accordingly.

For 2016, actual NVPC, as calculated for regulatory purposes under the PCAM, was $10 million below the 2016 baseline NVPC. In 2015, NVPC was $3 million below the anticipated baseline.

Generation, transmission, and distribution expense increased $20 million, or 8%, in 2016 compared with 2015. The increase was driven by the combination of $7 million in higher costs due to the addition of Carty, $5 million higher service restoration and storm costs, $4 million higher information technology expenses, $4 million higher inspection and testing costs for the distribution system, $2 million higher plant maintenance expenses, and $2 million higher labor expense. Partially offsetting the increases was a reduction in expenses of $6 million due to the repair and maintenance work during the annual planned outage and economic displacement of Boardman in 2015.

Administrative and other expense increased $6 million, or 2%, in 2016 compared with 2015, primarily due to $5 million higher legal costs attributable to Carty. The Company experienced slightly higher overall labor and employee benefit expenses although a $3 million reduction in pension expenses and a $2 million reduction in injuries and damages expense offset a large portion of those increases.

Depreciation and amortization expense in 2016 increased $16 million, or 5%, compared with 2015. The increase was primarily driven by $20 million higher expense resulting from capital additions, a $7 million expense increase resulting from the amortization credits in 2015 from gains recorded on the sale of assets, and a $5 million expense increase from lower amortization credits in 2016 of the regulatory liability for the ISFSI tax credits, offset by a $19 million expense decrease that resulted from the completion at the end of 2015 of the amortization of the regulatory asset related to the four capital projects deferral as authorized in the Company’s 2011 GRC. The overall impact resulting from the amortization of the regulatory assets and liabilities is directly offset by corresponding reductions in retail revenues.

Taxes other than income taxes expense increased $3 million, or 3%, in 2016 compared with 2015, as higher property valuations in the State of Oregon increased taxes by $4 million, which was partially offset by lower property tax rates in both Oregon and Washington.

Interest expense decreased $2 million, or 2%, in 2016 compared with 2015 with $4 million lower expense resulting from a 3% decrease in the average balance of debt outstanding, partially offset by $2 million less allowance for borrowed funds used during construction credits.

Other income, net was $22 million in both 2016 and 2015, comprised primarily of $21 million in the allowance for equity funds used during construction each year, driven by the construction of Carty.

Income tax expense increased $5 million, or 11%, in 2016 compared to 2015. Higher pre-tax income accounted for a $10 million increase, which was partially offset by a $3 million increase in production tax credits and a combination of state credits and tax deductions that reduced expense by $2 million.

2017 earnings guidance

PGE is initiating full-year 2017 earnings guidance of $2.20 to $2.35 per diluted share. Guidance is based on the following:

•	A decline in retail deliveries between 0 and 1 percent, weather adjusted;

•	Average hydro conditions;

•	Wind generation based on five years of historical levels or forecast studies when historical data is not available;

•	Normal thermal plant operations;

•	Operating and maintenance costs between $540 and $560 million; and

•	Depreciation and amortization expense between $340 and $350 million.

Fourth Quarter 2016 earnings call and web cast — Feb. 17, 2017

PGE will host a conference call with financial analysts and investors on Friday, Feb. 17, 2017, at 11 a.m. ET. The conference call will be web cast live on the PGE website at PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, Feb. 17, 2017 through Friday, Feb. 24, 2017.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Chris Liddle, manager, investor relations and corporate finance, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 863,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions, wind conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues, net	$524	$499	$1,923	$1,898
Operating expenses:
Purchased power and fuel	162	171	617	661
Generation, transmission and distribution	87	74	286	266
Administrative and other	62	62	247	241
Depreciation and amortization	77	78	321	305
Taxes other than income taxes	30	30	119	116
Total operating expenses	418	415	1,590	1,589
Income from operations	106	84	333	309
Interest expense, net *	30	28	112	114
Other income:
Allowance for equity funds used during construction	2	6	21	21
Miscellaneous income, net	1	1	1	1
Other income, net	3	7	22	22
Income before income taxes	79	63	243	217
Income taxes	18	12	50	45
Net income	61	51	193	172

Weighted-average shares outstanding (in thousands):
Basic	88,927	88,773	88,896	84,180
Diluted	89,085	88,933	89,054	84,341
Earnings per share:
Basic	$0.68	$0.57	$2.17	$2.05
Diluted	$0.68	$0.57	$2.16	$2.04

* Includes an allowance for borrowed funds used during construction	$1	$4	$11	$13

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$6	4
Accounts receivable, net	155	158
Unbilled revenues	107	95
Inventories	82	83
Regulatory assets—current	36	129
Other current assets	77	88
Total current assets	463	557
Electric utility plant, net	6,434	6,012
Regulatory assets—noncurrent	498	524
Nuclear decommissioning trust	41	40
Non-qualified benefit plan trust	34	33
Other noncurrent assets	57	44
Total assets	$7,527	$7,210

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$129	98
Liabilities from price risk management activities—current	44	130
Short-term debt	—	6
Current portion of long-term debt	150	133
Accrued expenses and other current liabilities	254	259
Total current liabilities	577	626
Long-term debt, net of current portion	2,200	2,060
Regulatory liabilities—noncurrent	958	928
Deferred income taxes	669	632
Unfunded status of pension and postretirement plans	281	259
Liabilities from price risk management activities—noncurrent	125	161
Asset retirement obligations	161	151
Non-qualified benefit plan liabilities	105	106
Other noncurrent liabilities	107	29
Total liabilities	5,183	4,952
Total equity	2,344	2,258
Total liabilities and equity	$7,527	$7,210

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$193	$172
Depreciation and amortization	321	305
Other non-cash income and expenses, net included in Net income	50	95
Changes in working capital	27	(31)
Other, net	(38)	(21)
Net cash provided by operating activities	553	520
Cash flows from investing activities:
Capital expenditures	(584)	(598)
Distribution from (Contribution to) Nuclear decommissioning trust	—	50
Other, net	(1)	26
Net cash used in investing activities	(585)	(522)
Cash flows from financing activities:
Net issuances (payments) of long-term debt, including premiums paid or issuance costs incurred	157	(297)
Proceeds from issuance of common stock, net of issuance costs	—	271
(Maturities) issuances of commercial paper, net	(6)	6
Dividends paid	(110)	(97)
Other, net	(7)	(4)
Net cash provided by (used in) financing activities	34	(121)
Increase (Decrease) in cash and cash equivalents	2	(123)
Cash and cash equivalents, beginning of year	4	127
Cash and cash equivalents, end of year	$6	$4

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues (dollars in millions):
Retail:
Residential	$259	$245	$907	$895
Commercial	173	166	665	662
Industrial	55	55	208	228
Subtotal	487	466	1,780	1,785
Other accrued (deferred) revenues, net	(2)	2	3	(10)
Total retail revenues	485	468	1,783	1,775
Wholesale revenues	29	22	103	88
Other operating revenues	10	9	37	35
Total revenues	$524	$499	$1,923	$1,898

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,070	2,017	7,348	7,325
Commercial	1,784	1,756	6,932	7,002
Industrial	800	806	2,968	3,369
Total retail energy sales	4,654	4,579	17,248	17,696
Direct access retail deliveries:
Commercial	122	108	525	509
Industrial	290	302	1,198	1,177
Total direct access retail deliveries	412	410	1,723	1,686
Total retail energy sales and direct access deliveries	5,066	4,989	18,971	19,382
Wholesale energy deliveries	731	605	3,352	2,560
Total energy sold and delivered	5,797	5,594	22,323	21,942

Number of retail customers at end of period:
Residential			756,675	746,969
Commercial			105,519	104,613
Industrial			200	195
Direct access			370	387
Total retail customers			862,764	852,164

	Heating Degree-days			Cooling Degree-days
	2016	2015	Average	2016	2015	Average
First quarter	1,585	1,481	1,866	—	—	—
Second quarter	403	513	689	154	207	70
Third quarter	78	76	78	394	573	399
Fourth Quarter	1,486	1,391	1,600	—	5	2
Year-to-date	3,552	3,461	4,233	548	785	471
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	957	1,472	3,492	4,128
Natural gas	1,794	1,427	5,811	4,783
Total thermal	2,751	2,899	9,303	8,911
Hydro	415	390	1,629	1,453
Wind	353	417	1,912	1,788
Total generation	3,519	3,706	12,844	12,152
Purchased power:
Term	1,606	1,367	6,961	7,364
Hydro	381	333	1,541	1,572
Wind	60	62	301	303

Total purchased power	2,047	1,762	8,803	9,239
Total system load	5,566	5,468	21,647	21,391
Less: wholesale sales	(731)	(606)	(3,352)	(2,560)
Retail load requirement	4,835	4,862	18,295	18,831